Exhibit to Schedule 13D (Amendment No. 6)






October 16, 1998



Mr. Stewart Rahr
15235 Tenth Avenue
Whitestone, New York  11357

Dear Mr. Rahr:

The undersigned individuals ("Borrowers") have heretofore requested that you lend to Borrowers an aggregate amount of $50,000 to be used by Borrowers to pay the fees and expenses of counsel that have been and/or will be incurred by Borrowers in connection with certain legal proceedings (the "Proceedings") that are pending against Borrowers in connection with their acting as directors of Continental Investment Corporation ("Continental").

This is to acknowledge that such loan (the "Loan") has been made to Borrowers by you and that Borrowers have directed you to disburse the borrowing proceeds to the attorney escrow account of John H. Carney, Esq., counsel for the undersigned.

This is also to confirm that in view of Borrowers' belief that they are entitled to indemnification from Continental for their expenses incurred in connection with the Proceedings, Borrowers hereby agree to repay the Loan from any and all amounts paid or payable to them by virtue of such indemnification right and hereby assign to you the right to assert any and all claims for, and to collect, such indemnification and to retain the proceeds of any such claim up to the amount of the Loan, plus interest from the date hereof until the date paid at the rate of 10% per annum.

This is also to confirm that in view of Borrowers' belief that the best interests of Continental and its stockholders are served by Borrowers' defense of the Proceedings, Borrowers shall use their best efforts to cause, as soon as practicable, Continental to (1) assume the Loan, (2) agree to repay the Loan, together with interest from the date hereof until the date paid at the rate of 10% per annum, on your demand, and (3) provide, as collateral security for the Loan and such interest, a security interest in all accounts receivable of Continental and its subsidiaries. The foregoing shall be evidenced by a Secured Demand Promissory Note in substantially the form attached to this letter.

You hereby acknowledge that Borrowers shall not be personally responsible for the repayment of the Loan, provided the undertakings of Borrowers herein are performed in accordance herewith.

This letter agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supercedes any and all prior agreements, understandings or commitments with respect to the subject matter hereof.

Very truly yours,



/s/ Martin G. Blahitka
Martin G. Blahitka


/s/ Robert D. Luna
Robert D. Luna


/s/ Jerry B.Morris
Jerry B. Morris



Agreed:


/s/ Stewart Rahr
Stewart Rahr